                                                                    EXHIBIT 4(d)




                      VALLEY FORGE DENTAL ASSOCIATES, INC.
                             1018 West Ninth Avenue
                       King of Prussia, Pennsylvania 19406



                                 October 1, 1997


Each of the Shareholders set forth in
Exhibit A attached hereto


Dear Shareholders:

                  The undersigned, Valley Forge Dental Associates, Inc., a Delaware corporation (the "Company"), and each of the shareholders set forth in Exhibit A attached hereto (each, a "Shareholder" and collectively, the "Shareholders"), hereby agree as follows:

                  1. Acquisition of Shares of Common Stock. Each of the Shareholders, is acquiring now, and may acquire in the future, shares of common stock, $.01 par value (the "Common Stock"), of the Company, pursuant to the Agreement of Purchase and Sale dated as of October 1, 1997 (the "Purchase Agreement") by and among the Company, the Shareholders and the other parties thereto. Pursuant to the Purchase Agreement, the parties hereto have agreed to enter into this Agreement.

                  2. Restrictions on Transferability of the Shares of Common Stock. Each of the Shareholders hereby agrees that such Shareholder shall not sell, assign, transfer, gift, devise, bequeath, deliver, pledge, hypothecate or otherwise dispose of any shares of Common Stock now owned or hereafter acquired by such Shareholder, except as provided for in this Agreement. Any disposition or purported disposition of shares of Common Stock in violation of this Agreement shall be null and void and shall not be recorded on the books of the Company. Notwithstanding the foregoing:

                  (a) Disposition of Shares. Shares of Common Stock now owned or hereafter acquired by each of the Shareholders may be transferred by such Shareholder provided that such Shareholder first complies with the right to purchase set forth in this Subsection (a). The Company shall have a right to purchase any shares of Common Stock proposed to be sold by such Shareholder on the terms set forth in this Subsection (a).

                           (i) If a Shareholder wishes to dispose of shares of
Common Stock, such Shareholder shall first obtain a bona fide written offer (the "Offer") for the purchase of the shares of Common Stock which he or she wishes to dispose of. Such Offer shall be for cash or promissory notes only. Promptly upon receipt of the Offer, such Shareholder shall give notice to the Company (the "Offer Notice") of his or her intention to dispose of such shares of Common Stock, which Offer Notice shall specify the name of the proposed purchaser, the number of shares of Common Stock (the "Offered Securities") the Shareholder desires to dispose of and the price and terms of payment of such proposed disposition. Upon receipt of the Offer Notice, the Company shall have the right to purchase all (but not less than all) of the Offered Securities at the price and on the terms of the Offer. Such right must be exercised by the Company by giving notice to that effect to the Shareholder within a period of 20 days after the date of receipt of the Offer Notice (any such notice of the exercise of such right being herein referred to as an "Acceptance Notice").

                           (ii) In the event of the exercise by the Company of
its right to purchase pursuant to this Subsection (a), the Acceptance Notice shall specify the time and date for purchase of the Offered Securities (the "Share Closing") which shall be not more than 30 days after the expiration of the 20-day period set forth in clause (a)(i). The Shareholder shall deliver to the Company at the Share Closing, which shall be held at the business headquarters of the Company, the Offered Securities in due and proper form for transfer, against payment of the purchase price by the Company.

                           (iii) If the Company shall fail or decline to agree
to purchase the Offered Securities within the 20 day period provided for in clause (a)(i), then the Shareholder shall have the right and privilege to sell all (but not less than all) the Offered Securities, within 60 days after the expiration of such 20-day period, to the bona fide purchaser named in the Offer Notice, at the price and on terms of payment specified in the Offer. If, for any reason, the Offered Securities are not sold within such 60-day period, the Offered Securities shall again become subject to the terms and conditions of this Agreement.

                  (b) Disposition to Family Members. Shares held by a Shareholder may be transferred by such Shareholder to members of such Shareholder's immediate family for the benefit of the Shareholder. It shall be a condition to the validity of any transfer of Shares of Common Stock permitted by the provisions of this Subsection (b) that the transferee shall execute a copy of this Agreement, shall hold such Shares of Common Stock subject to the provisions of this Agreement, and shall make no further transfer of such Shares of Common Stock, except in compliance with the terms and conditions of this Agreement.

                  3. Legends on Certificates.

                  During the term of this Agreement, each certificate representing shares of Common Stock issued to the Shareholders shall, if applicable, contain upon its face or upon the reverse side thereof legends to the following effect:

         "This Certificate represents securities which are restricted and which are subject to the terms and conditions of a Shareholders Agreement (the "Shareholders Agreement") dated October 1, 1997 by and among the Shareholder, the Company and the other parties thereto (a copy of which is on file at the principal office of the Company) and the rights, privileges and options therein contained. No sale, transfer, assignment, pledge, hypothecation or other disposition of this Certificate or any of the securities represented hereby shall be made except in compliance with the terms and conditions of said Agreement. The Shareholders Agreement as well as all restrictions contained therein on the securities represented by this Certificate shall terminate upon the occurrence of the closing of the initial sale by the Company to the public of shares of Common Stock of the Company pursuant to a registration statement filed under the Securities Act of 1933, except for any restrictions required by underwriters as contemplated by
         Section 6 of the Shareholders Agreement.

         The Shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), but have been issued pursuant to an exemption from such registration. Neither such Shares nor any interest therein may be sold, transferred, pledged, hypothecated or otherwise disposed of until either (i) the holder thereof shall have received an opinion of counsel for the Company (at no cost to the Stockholders) that registration thereof under the Act is not required or (ii) a registration statement under the Act covering such Shares or such interest and the disposition thereof shall have become effective under the Act."

                  4. Voting Agreement. Except as hereinafter set forth, each of the Shareholders agrees that, subject to the laws of the State of Delaware and the terms of this Agreement, from the date of this Agreement until September 30, 2002 such Shareholder will vote all shares of Common Stock owned by such Shareholder in favor of a Board of Directors which shall include Stephen F. Nagy and such persons designated by Stephen F. Nagy as shall together with Stephen F. Nagy constitute a majority of such members.

                  5. Registration Rights.

                           (a) If the Company intends to register shares of
Common Stock with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), pursuant to a registration statement other than such a registration statement on Form S-4 or S-8 or other comparable registration form with respect to an employee benefit plan (the "Registration Statement") for the disposition to the public of shares of Common Stock by any holder of outstanding unregistered, restricted securities of the Company (the "Public Offering"), the Company shall give written notice to each of the Shareholders in advance of the filing of the Registration Statement and, upon the written request of all of the Shareholders collectively acting as a group, given to the Company within 10 calendar days after the mailing of such notice, the Company shall use its best efforts to cause the shares of Common Stock (the "Registration Shares") with respect to which all of the Shareholders have requested registration to be included in the Registration Statement for sale to the public. In connection with such registration, the Company may require the Shareholders to agree not to sell any shares of Common Stock not sold in connection with the Public Offering. Notwithstanding anything to the contrary in this Section 5(a), the Shareholders shall not be entitled to participate in the initial public offering (the "Initial Offering") of Common Stock or in connection with a public offering pursuant to a registration statement that is filed with the Commission after October 1, 1998 whereby the Company would register Common Stock to be sold to the public by John H. Foster or any entity controlled directly or indirectly by John H. Foster or by any of the limited or general partners of the Partnerships (as defined in Section 7).

                           (b) All expenses (except for the compensation of
regular employees of the Company, which shall be paid in any event by the Company) incurred by the Company in connection with the Public Offering, including, without limitation, all registration and filing fees, printing expenses, expenses of complying with securities or blue-sky laws (including fees and disbursements of counsel for the Company, counsel for any underwriters of the offering and, if required by other agreements binding upon the Company, counsel representing selling shareholders other than the Shareholders), all fees and disbursements of counsel for the Company and any accountants' fees and expenses incidental to or required by any such registration are herein called "Registration Expenses," and shall be borne as provided in Section 5(c) hereof. All underwriting fees and commissions to be incurred by the Shareholders and all fees and disbursements of counsel for the Shareholders, if the Shareholders shall elect to retain separate counsel (other than counsel described in the second parenthetical phrase in the preceding sentence) are herein called "Selling Expenses," which shall be borne in their entirety by the Shareholders.

                  It shall be a condition precedent to the obligation of the Company to include the Registration Shares in the Registration Statement that
(x) the Company shall have received an undertaking satisfactory to it from the Shareholders (A) to pay all Selling Expenses to be incurred by or for the account of the Shareholders and (B) to notify the Company of the happening of any event within the knowledge of the Shareholders which causes the Registration Statement, as it may be amended or supplemented, to include an untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and (y) the Shareholders shall furnish to the Company such information regarding the Shareholders and the Registration Shares as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

                           (c) If and whenever the Company shall effect the
Public Offering, the Company shall pay all Registration Expenses in connection with the registration of the Registration Shares.

                           (d) Anything in this Agreement to the contrary
notwithstanding:

                           (i) The Company shall not be obligated to register
                any of the shares of Common Stock of the Shareholders if the Shareholders do not offer for sale all of the shares of Common Stock owned by the Shareholders;
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                                                                               6




                          (ii) Except as provided in (iii) below, the Company
                shall not be required to register shares of Common Stock owned by the Shareholders pursuant to this Agreement more than once;

                         (iii) If the managing underwriters in connection with a
                Public Offering shall advise the Company in writing that in its opinion the inclusion of the Registration Shares in such Public Offering would have a material adverse effect upon the proposed sale of any other shares included in such Public Offering offered for sale by the Company, the Company will not be required to cause the Registration Shares to be included in such Public Offering; provided, however, that if it is proposed that such Public Offering include other issued and outstanding shares of Common Stock offered for sale by persons other than the Company, the number of shares of Common Stock of such persons to be included in such Public Offering shall first be reduced pro rata based on the number of shares such holders desire to include in the Public Offering among all the holders (including the Shareholders) of the issued and outstanding shares of Common Stock proposed to be included (including the Registration Shares) (it being understood that if the Shareholders do not sell all of their Registration Shares in such Public Offering as a result of this clause (iii), this shall be without prejudice to the Shareholder's right to have the Registration Shares included in a subsequent Public Offering); and

                          (iv) The Registration Statement shall be subject to
                such restrictions or limitations as may be applicable by law to the sales price or sales method of shares included in such Registration Statement.

                           (e) Indemnification. Upon the effectiveness of the
Public Offering, the Company shall indemnify and hold harmless the Shareholders (if they participate in the Public Offering), each underwriter of such shares and each person, if any, who controls an underwriter within the meaning of the Act, against any losses, claims, damages or liabilities and any actions in respect thereof, joint or several, to which the Shareholders, each underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in the

Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse the Shareholders, each underwriter and controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, preliminary prospectus, prospectus or amendment or supplement thereto, in reliance upon and in conformity with information furnished to the Company by the Shareholders, or by any underwriter distributing or selling the shares of Common Stock, specifically for use in the preparation thereof. This indemnity will be in addition to any liability which the Company may otherwise have.

                  A party from whom indemnity may be sought pursuant to the provisions of this Section 5(e) shall not be liable for such indemnity with respect to any claim as to which indemnity is sought unless the party seeking such indemnity shall have notified such indemnifying party in writing of the nature of such claim promptly after such indemnified party becomes aware of the assertion thereof; provided, however, that the failure so to notify such indemnifying party shall not relieve such party from any liability which it may have to such indemnified party otherwise than on account of the provisions of this Section 5(e) or if the failure to give such notice promptly shall not have been prejudicial to such indemnifying party. Any indemnifying party may participate (with counsel reasonably satisfactory to the indemnified party) in, and to the extent that it shall wish, may direct (at its own expense and either individually or jointly with any other indemnifying party), the defense of any suit brought to enforce such claim. If any indemnifying party elects to assume the defense of any such suit and retains counsel satisfactory to such indemnified party, such indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense of such suit, other than reasonable costs of investigation. No indemnifying party shall be liable for any compromise or settlement of any such action effected without its consent.

                  Insofar as the foregoing indemnity agreement may permit indemnification for liabilities under the Act of any person who is a partner or controlling person of an underwriter with the meaning of Section 15 of the Act and who, at the effective date of the Registration Statement, is, or is named to be, a director of the Company, if a claim for indemnification for any such liabilities (except payment for expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such a person, the Company will submit to a court of competent jurisdiction (unless in the opinion of counsel for the Company the matter has already been settled by controlling precedent) the question of whether or not such indemnification is against public policy and unenforceable, and such person and the Company will be governed by the final adjudication of such issue.

                  It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Section 5(e) that the Company shall have received an undertaking satisfactory to it from each of the Shareholders and from any underwriter of the shares of Common Stock, to indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraphs of this Section 5(e)) the Company and each of its directors, officers and "control" persons, within the meaning of that term under the Act, against any losses, claims, damages or liabilities to which the Company or any such director, officer or control person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was in reliance upon and in conformity with information furnished to the Company by the Shareholders or such underwriter, as the case may be, specifically for use therein; and such persons will reimburse the Company and each of its directors, officers and control persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity will be in addition to any liability which the Shareholders or such underwriter may otherwise have.

                  6. Agreement with Underwriters. Each of the Shareholders agrees that, in the event the Company files a registration statement under the Act with respect to an Initial Offering of any securities of the Company for cash, primarily for the account of the Company, if required by an underwriter or underwriters, such Shareholder will not effect any public sale or distribution, including any sale pursuant to Rule 144 promulgated under the Act of any equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company (other than as part of such Initial Offering) during the seven days prior to, and such period after the effectiveness of such registration statement as may be required by such underwriter or underwriters and each of the Shareholders agrees to execute any customary agreements as may be required by such underwriter or underwriters with respect to the sale of any such securities.

                  7. Come Along/Take Along.

                  (a) (i) In the event that Business Development Capital Limited Partnership-III, a Massachusetts limited partnership, Abbingdon Venture Partners Limited Partnership, a Connecticut limited partnership, Abbingdon Venture Partners Limited Partnership-II, a Delaware limited partnership, and Abbingdon Venture Partners Limited Partnership-III, a Delaware limited partnership (collectively, the "Partnerships"), propose to transfer substantially all of the shares of the Common Stock held by them (a "Sale of Securities") other than to the public for cash pursuant to a registration statement filed under the Act, then the following provisions of this Section 7 shall apply.

                           (ii) The Partnerships shall permit the Shareholders,
or cause the Shareholders to be permitted, to sell the same proportionate number of shares of the Common Stock held by each of the Shareholders as the Partnerships shall sell of the shares of the Common Stock held by the Partnerships, for the same consideration and otherwise on the same terms and conditions to be received by the Partnerships in the Sale of Securities.

                           (iii) The Partnerships shall have the right to
request each of the Shareholders to sell or cause to be sold the number of shares of the Common Stock held by such Shareholder which bears the same proportion to the number of shares of the Common Stock then held by such Shareholder as the number of shares of the Common Stock being sold by the Partnerships bears to the total number of shares of the

Common Stock owned by the Partnerships (a "Shareholder Request").

                           (iv) Upon receipt by a Shareholder of a Shareholder
Request, such Shareholder will sell or will cause to be sold the appropriate number of shares of the Common Stock held by such Shareholder for the consideration and otherwise on the same terms and conditions received by the Partnerships.

                  (b) The obligations of the Partnerships under Section 7(a) hereof to afford each of the Shareholders, or cause each of the Shareholders to be afforded, the rights referred to therein will be discharged if a Shareholder is given written notice with respect to such Shareholder which allows such Shareholder ten business days to exercise such rights (by written reply addressed to such person as may be designated in the notice, and if requested in such notice, sent by registered mail, return receipt requested), and within such ten business day period such Shareholder has not given notice of exercise of such rights.

                  8. Expenses. Each of the parties hereto shall pay its own expenses in connection with the preparation, execution and delivery of this Agreement.

                  9. Notice. Any notice under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, addressed, as the case may be, (i) to the Company at its address set forth at the head of this Agreement or such other address as may hereafter be designated by the Company by notice to the Shareholders in the manner provided herein; and
(ii) to each of the Shareholders, at such Shareholder's address set forth in Exhibit A attached to this Agreement or such other address as may hereafter be designated by such Shareholder by notice to the Company in the manner provided herein. All notices personally delivered shall be deemed to have been given when delivered and all notices sent by mail shall be deemed to have been given three business days after mailing.

                  10. Successors. The terms, covenants and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, permitted transferees and assigns.

                  11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such Commonwealth.

                  12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto, and no modifications of or amendments to this Agreement shall be binding on the parties hereto unless in writing and signed by them.

                  13. Integration. This Agreement supersedes all prior understandings, negotiations, and agreements relating to the subject matter hereof.

                  14. Severability. If any provision herein contained shall be held to be illegal or unenforceable, such holding shall not affect the validity or enforceability of the other provisions of this Agreement.

                  15. Reorganization, Etc. The provisions of this Agreement shall apply mutatis mutandis to any shares or other securities resulting from any stock split or reverse split, stock dividend, reclassification, subdivision, consolidation or reorganization of any shares or other securities of the Company, to any shares or other securities resulting from any recapitalization, consolidation, merger or reorganization of the Company and to any shares or other securities of the Company or of any successor company or of any parent of such successor company which may be received by a Shareholder by virtue of such Shareholder's ownership of the shares of Common Stock.

                  16. Captions. The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

                  17. Term. Other than the registration rights contained in
Section 5 hereof and the agreements set forth in Section 6 hereof, all rights and obligations created by this Agreement shall terminate upon the occurrence of the closing of the Initial Offering for sale to the public of shares of the Common Stock pursuant to a registration statement filed under the Securities Act (other than a registration statement covering securities of the Company to be issued pursuant to an employee benefit plan).


                             *          *          *

                  If you are in agreement with the foregoing, please execute and deliver to the undersigned the enclosed counterpart of this Agreement, whereupon this Agreement shall become a binding agreement between us.


                                        Very truly yours,

                                        VALLEY FORGE DENTAL ASSOCIATES,
                                          INC.


                                        By /s/ W. Garry Liddick
                                          ------------------------------
                                          Name:  W. Gary Liddick
                                          Title: Vice President

Accepted and agreed
to as aforesaid:


    /s/ Edward J. Balling
-------------------------------
        Edward J. Balling



      /s/ Mark Carleton
-------------------------------
          Mark Carleton



      /s/ James H. Dyen
-------------------------------
          James H. Dyen



   /s/ George E. Frattali
-------------------------------
       George E. Frattali



     /s/ Norman Kurtzman
-------------------------------
         Norman Kurtzman



    /s/ Jeffrey B. Leiss
-------------------------------
        Jeffrey B. Leiss

    /s/ Eleanore Meredith
-------------------------------
        Eleanore Meredith



      /s/ Gary W. Mink
-------------------------------
          Gary W. Mink



      /s/ Kevin O'Meara
-------------------------------
          Kevin O'Meara



    /s/ Michael B. Pavel
-------------------------------
        Michael B. Pavel



      /s/ Mark Perecman
-------------------------------
          Mark Perecman



     /s/ Richard Valenci
-------------------------------
         Richard Valenci



     /s/ Cemil Yesilsoy
-------------------------------
         Cemil Yesilsoy

The undersigned are executing this Agreement to indicate their agreement to
Section 7 hereof:

BUSINESS DEVELOPMENT CAPITAL
  LIMITED PARTNERSHIP-III

By:     BDC-III Partners, general
        partner


        By /s/ Stephen F. Nagy
          -----------------------

ABBINGDON VENTURE PARTNERS
  LIMITED PARTNERSHIP

By:     BDC-III Partners, general
        partner


        By /s/ Stephen F. Nagy
          -----------------------



ABBINGDON VENTURE PARTNERS
  LIMITED PARTNERSHIP-II

By:     Abbingdon-II Partners, general
        partner


        By /s/ Stephen F. Nagy
          -----------------------



ABBINGDON VENTURE PARTNERS
  LIMITED PARTNERSHIP-III

By:     Abbingdon-II Partners, general
        partner


        By /s/ Stephen F. Nagy
          -----------------------

                                                                       Exhibit A




                      LIST OF SHAREHOLDERS OF PRODENT, INC.



Edward J. Balling, D.M.D.
613 Southwick Road
Somerdale, NJ 08083


Mark T. Carleton, D.M.D.
525 Main Street
Langhorne, PA 19047


James H. Dyen, D.D.S.
537 Shoemaker Road
Elkins Park, PA 19117


George E. Frattali, D.D.S.
271 Unionville-Lenape Road
Kennett Square, PA 19348


Norman Kurtzman, D.D.S.
3400 Manor Road
Huntingdon Valley, PA 19006


Jeffrey B. Leiss, D.D.S.
27 Victoria Circle
Collegeville, PA 19426


Eleanore Meredith
246 Goldenridge Drive
Levittown, PA  19057


Gary W. Mink
144-C Long Beach Boulevard
Loveladies, NJ  08008


Kevin D. O'Meara, D.D.S.
797 Durham Road, P.O. Box 143
Pineville, PA 18946


Michael B. Pavel, D.M.D.
810 Old Ridge Court
Rosemont, PA 19010


Mark Perecman, D.M.D.
40 Cathleen Drive
Richboro, PA 18954


Richard M. Valenci, D.M.D.
64 Overhill Road
Bala Cynwyd, PA 19004


Cemil Yesilsoy, D.M.D., M.S.
77 Cliveden Drive
Newtown, PA 18940